PRICING SUPPLEMENT NO. 3
Dated September 10, 2001
To Prospectus Dated January 12, 2001 and
Prospectus Supplement Dated May 3, 2001

Filed under Rule 424(b)(3)
File No. 333-48922

CUSIP No.: 60406CAS6

MINNESOTA MINING AND MANUFACTURING COMPANY
$1,400,000,000 MEDIUM-TERM NOTES, SERIES C

Principal Amount:         $200,000,000

Proceeds to Company:      $199,602,000

Specified Currency:       U.S. Dollars

Original Issue Date:      September 17, 2001

Maturity Date:            September 1, 2004

Interest Rate:            4.25%

Form:                     Book-Entry

Interest Payment Dates:   Each March 1 and September 1, from March 1, 2002
                          to September 1, 2004, inclusive

Regular Record Dates:     15th calendar day, whether or not a Business Day, next
                          preceding corresponding Interest Payment Date

Redemption:               The Notes are not redeemable prior to Maturity

Agent:                    Morgan Stanley

Other Terms:              Variable Price Reoffer. The Agent has proposed to
                          offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The
                          Agent has agreed to purchase the Notes from the Company at 99.801% of their principal amount, resulting in $199,602,000 in net proceeds to the Company.

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                          The Notes are being issued in an aggregate principal
                          amount of $200,000,000. However, the Company may in the future, without the consent of any holder of Notes, "reopen" this issue by offering notes with substantially the same terms (other than issue date and issue price) as those of the existing Notes.

As of the date of this Pricing Supplement, the aggregate principal amount (or its equivalent in other currencies) of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $506,000,000.